1114 Avenue of the Americas New York, NY 10036 T 212.930.9400 investors@safetyincomegrowth.com Press Release Safety, Income & Growth Reports First Quarter 2018 Results NEW YORK, April 26, 2018 Safety, Income & Growth Inc. (NYSE: SAFE) today reported results for the first quarter ended March 31, 2018. Highlights for the quarter include: — Net income of $3.7 million or $0.20 per share — Funds from Operations (FFO) of $6.0 million or $0.33 per share — Adjusted Funds from Operations (AFFO) of $5.5 million or $0.30 per share — Received $3.3 million of Park Hotels percentage rent, an increase of 11% over the prior-year period — Closed 3 ground lease deals totaling $91 million — Portfolio increased 18% during the quarter to $588 million — Value Bank increased 21% during the quarter to $1.2B — $81 million of additional deals under LOI SAFE published a presentation detailing these results and a reconciliation of its non- GAAP financial metrics, which can be found on its website, www.safetyincomegrowth.com, in the “Investor Relations” section. The Company will host an earnings conference call reviewing this presentation beginning at 10:00 a.m. ET today. This conference call can be accessed by all interested parties on the website (listen only) or by dialing toll-free (866) 393-4306 (U.S. domestic) or (734) 385-2616 (international) using conference ID: 5688969.

For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the website or by dialing (855) 859-2056 (international toll free) using the conference ID: 5688969. The Company will host its Annual Meeting of Shareholders at the Harvard Club of New York City on the 2nd Floor in the Gordon Reading Room on Wednesday, May 9, 2018 at 9:00 a.m. ET. The address is 35 West 44th Street, New York, New York 10036. All shareholders are cordially invited to attend.    Safety, Income & Growth Inc. (NYSE: SAFE) is the first publicly traded company that focuses on acquiring, owning, managing and capitalizing ground leases. The Company seeks to provide safe, growing income and capital appreciation to shareholders by building a diversified portfolio of high quality ground leases. The Company, which is taxed as a real estate investment trust (REIT), is managed by its largest shareholder, iStar Inc. Additional information on SAFE is available on its website at www.safetyincomegrowth.com. Company Contact: Jason Fooks, Vice President of Investor Relations & Marketing